Exhibit 5.1

Opinion of McCarthy Tétrault LLP

McCarthy Tétrault LLP PO Box 48, Suite 5300 Toronto-Dominion Bank Tower Toronto ON M5K 1E6 Canada Tel: 416-362-1812 Fax: 416-868-0673

October 6, 2023

IMAX Corporation

902 Broadway, Floor 20

New York, New York, USA 10010

Dear Sirs/Mesdames:

Re:	IMAX Corporation – Filing of Form S-8

We have acted as Canadian counsel to IMAX Corporation (the “Company”), a corporation incorporated under the laws of Canada, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 2,900,000 additional common shares of the Company (the “Shares”) to be issued from time to time pursuant to the Company’s Second Amended and Restated Long-Term Incentive Plan dated June 3, 2020, as amended by Amendment No. 1 dated June 8, 2023 (the “Plan”).

In so acting, we have examined copies of the Registration Statement and the Plan. We have also examined copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us; and

(b)

the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies.

Based and relying upon the foregoing, and subject to the qualification hereinafter expressed, we are of the opinion that, on the date hereof, the Shares to be issued pursuant to the terms of the Plan will, upon issuance in accordance with the terms of the Plan, be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Province of Ontario and the laws of Canada applicable therein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion is rendered to you, IMAX Corporation, in connection with the above matter. This opinion may not be relied upon by any other person or used for any other purpose without our prior written consent.

Yours truly,

/s/ McCarthy Tétrault LLP